Exhibit 99.1

MV Oil Trust

MV Oil Trust Provides Additional Information Regarding the Pending Final Trust Distribution

MV OIL TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, July 9, 2026 — MV Oil Trust (NYSE: MVO) provided additional information to unitholders regarding the pending Trust distribution of net profits for the quarterly payment period ended June 30, 2026, previously announced on July 2, 2026.

As previously announced, unitholders of record on July 15, 2026 will receive a distribution amounting to $6,829,206 or $0.593844 per unit payable July 24, 2026 (the “Trust distribution”).

Because the payment of the Trust distribution represents more than 25% of the price of the Trust units when announced, The New York Stock Exchange (“NYSE”) has advised the Trust that the Trust units will trade with “due bills” representing an assignment of the right to receive the Trust distribution from the record date of July 15, 2026 through the closing of trading on the NYSE on July 24, 2026, which is the payment date and the last day of trading before the July 27, 2026 suspension date (this period of time representing the “Dividend Right Period”).

Unitholders who sell their Trust units during the Dividend Right Period (July 15, 2026 through July 24, 2026) will be selling their right to the Trust distribution, and such unitholders will not be entitled to receive the Trust distribution on July 24, 2026. Due bills obligate a seller of Trust units to deliver the Trust distribution payable on such Trust units to the buyer (the “Dividend Right”).

The Trust distribution record date of July 15, 2026 will be used as the date for establishing the due bill tracking of the Dividend Right to the holder of Trust units. Due bill obligations are customarily settled between the brokers representing the buyers and the sellers of securities. The Trust has no obligation for either the amount of the due bill or the processing of the due bill. Buyers and sellers of the Trust units should consult their brokers before trading to be sure they understand the effect of the NYSE’s due bill procedures.

Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Exchange Act. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. Although MV Partners has advised the Trust that MV Partners believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended June 30, 2026. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, actions by the members of the Organization of Petroleum Exporting Countries, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	MV Oil Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Elaina Rodgers
713-483-6020
601 Travis Street, Floor 16, Houston, TX 77002